Exhibit 8.1

CLIFFORD CHANCE US LLP 31 West 52nd Street New York, NY 10019-6131 Tel +1 212 878 8000 Fax +1 212 878 8375 www.cliffordchance.com

Nordic Realty Trust Inc. 150 East 52nd Street, 3rd Floor New York, New York 10022	January 27, 2016

Ladies and Gentlemen:

We have acted as counsel to Nordic Realty Trust Inc., a Maryland corporation, (the "Company") in connection with the registration statement on Form S-11 (File No. 333-207312) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and in connection with the offer and sale by the Company of up to 5,000,000 shares, including up to 750,000 shares to be sold pursuant to any underwriters' overallotment option, in an underwritten initial public offering (the "Shares") of its common stock, par value $0.01 per share, which are to be sold by the Company pursuant to an Underwriting Agreement, (the "Underwriting Agreement"), by and among the Company, Nordic Operating Partnership S.C.A. (the "Operating Partnership"), C-QUADRAT Real Estate Manager S.C.A. (the "Manager") and Wunderlich Securities, Inc. as representatives of the several underwriters named therein. Except as otherwise indicated, capitalized terms used in this opinion letter have the meanings given to them in the Registration Statement.

In rendering the opinions expressed herein, we have examined and, with your permission, relied on the following items:

1.	the Amended and Restated Articles of Incorporation of the Company;

2.	the Bylaws of the Company;

3.	the Articles of Association of the Operating Partnership;

4.	the Investment Agreement between the Operating Partnership, the Manager, Nordic GP Luxco Sarl and the Limited Shareholders of the Operating Partnership;

5.	a Certificate of Representations (the "Certificate of Representations"), dated as of the date hereof, provided to us by the Company, the Operating Partnership and the Manager;

6.	the Registration Statement; and

7.	such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

CLIFFORD CHANCE US LLP

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) all representations and statements set forth in such documents are true and correct, (iv) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms, (v) all translations and interpretations of documents drafted in a language other than English provided to us are true and accurate and (vi) the Company at all times will operate in accordance with the method of operation described in its organizational documents, the Registration Statement and the Certificate of Representations.

For purposes of rendering the opinions stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations provided to us by the Company, the Operating Partnership and the Manager, and that each representation contained in such Certificate of Representations that is qualified as to the best of the Company's, the Operating Partnership's or the Manager's knowledge or belief is accurate and complete without regard to such qualification as to the best of such entity's knowledge or belief. These representations generally relate to the organization and proposed method of operation of the Company as a real estate investment trust (a "REIT") and the Operating Partnership as a partnership under the Internal Revenue Code of 1986, as amended (the "Code").

Based upon, subject to, and limited by the assumptions and qualifications set forth herein and in the Registration Statement, we are of the opinion that:

1. Commencing with its taxable year ending December 31, 2016, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation as described in the Registration Statement and as set forth in the Certificate of Representations will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code.

2. The statements in the Registration Statement under the caption "Material U.S. Federal Income Tax Considerations," to the extent they describe applicable U.S. federal income tax law, are correct in all material respects.

The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

CLIFFORD CHANCE US LLP

The opinions set forth above represent our conclusions based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein. Moreover, the Company's qualification as a REIT depends upon the ability of the Company to meet, for each taxable year, through actual annual operating results, requirements under the Code regarding gross income, assets, distributions and diversity of stock ownership. We have not undertaken to review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any single taxable year will satisfy the tests necessary to qualify as a REIT under the Code. In addition, the opinions set forth above do not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Certificate of Representations.

The opinions set forth in this letter are: (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of the Company. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP